Exhibit 99.1
Pharmion Announces French ATU Granted for Use of Thalidomide
for Elderly Patients with Untreated Multiple Myeloma
     Boulder, Colo., June 04, 2007 — Pharmion Corporation (NASDAQ: PHRM) today announced that the French regulatory authority has granted an Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use, for Thalidomide (thalidomide) for the treatment of untreated multiple myeloma. An ATU is the regulatory mechanism used by the French Health Products and Safety Agency to make non-approved drugs available to patients in France, when a genuine public health need exists. This ATU allows Pharmion to supply Thalidomide to elderly patients with untreated multiple myeloma on a cohort basis, and expands the ATU previously granted for Thalidomide for the treatment of relapsed/refractory multiple myeloma patients to include previously untreated multiple myeloma patients.
“The French ATU allows physicians and their patients with untreated multiple myeloma to gain access to and pursue a course of therapy which represents a significant new treatment option for myeloma,” said Philippe Moreau, Professor of Clinical Haematology at Nantes Faculty of Medicine and Chairman of the Intergroupe Francophone du Myélome (IFM). “A substantial body of data compiled over the past 18 months demonstrates that the addition of thalidomide to melphalan and prednisone, the current standard of care for myeloma in the EU, significantly improves patient outcomes. These data suggest that this combination should become the new reference standard for the treatment of elderly patients with newly diagnosed myeloma”
“We are very pleased that our ATU for Thalidomide in France has been expanded to include patients with newly-diagnosed multiple-myeloma” said Patrick J. Mahaffy, President and CEO of Pharmion. “The data supporting this expanded authorization, which are also, in part, the basis for our submission currently under review by the European Medicines Agency, clearly demonstrate the significant survival benefit MPT provides multiple myeloma patients compared to standard therapy.”
The data review by the French agency was based on the three-arm IFM 99-06 study conducted by IFM that demonstrated the superiority of melphalan/prednisone plus Thalidomide (MPT) over standard therapy of melphalan/prednisone (MP) or a combination of chemotherapies (vincristine/adriamycin/dexamethasone, or VAD) followed by melphalan and transplantation (MEL 100) in the treatment of newly diagnosed elderly multiple myeloma patients. A total of 447 patients were randomized to one of the three treatment arms. Following an interim analysis, recruitment was stopped on the recommendation of the study’s Data Safety Monitoring Board (DSMB). At final analysis, the median overall survival in the MPT arm was approximately 53.6 months, compared to 32.2 and 38.6 months, respectively, for the MP and MEL 100 arms. Thalidomide treatment was well-tolerated by the majority of patients. The Thalidomide combination was associated with more venous thrombosis and pulmonary embolism. Patients taking thalidomide were also at more risk of peripheral neuropathy, neutropenia and constipation.1
The Marketing Authorization Application on file with the EMEA is based upon a clinical data package comprised of four studies in more than 1400 patients in total, including the IFM study described above. Pharmion is seeking authorization for the following indications: Thalidomide in combination with melphalan and prednisone for the treatment of patients with untreated multiple myeloma aged 65 years or older or ineligible for high dose chemotherapy and Thalidomide in combination with dexamethasone for induction therapy prior to high dose chemotherapy and bone marrow transplant, for the treatment of patients with untreated multiple myeloma. Thalidomide must be prescribed and dispensed through the Pharmion Risk Management Programme.
Multiple myeloma, the second most common cancer of the blood, affects approximately 82,000 people in the EU, and approximately 25,000 new cases are diagnosed in the EU each year.
Thalidomide has been designated as an Orphan Medicinal Product in the EU for the treatment of multiple myeloma, which, if approved, entitles the drug to ten years of market exclusivity for the approved indications.
Thalidomide is approved in Australia, New Zealand, Turkey, Israel, South Korea and Thailand for the treatment of multiple myeloma after the failure of standard therapies. In markets where Thalidomide is not approved, including the E.U., Thalidomide is provided on a named patient/compassionate use basis while the Company seeks an approval. Pharmion is the only provider of thalidomide outside of North America with a comprehensive safety program in place. The Company holds exclusive marketing and distribution rights from Celgene Corporation for Thalidomide in markets outside of North America, Japan and certain other Asian countries. In May 2006, Thalomid® (thalidomide) was approved by the U.S. Food and Drug Administration (FDA) in combination with dexamethasone for the treatment of newly diagnosed multiple myeloma.
Safety Information

Teratogenic effects:
If Thalidomide is taken during pregnancy, it can cause severe birth defects or death to an unborn baby. A single dose (one capsule) taken by a pregnant woman during her pregnancy can cause severe birth defects. Thalidomide should never be used by women who are pregnant or could become pregnant. Male and female patients must follow the contraception measures in the Pharmion Risk Management Programme.
The common adverse reactions associated with the use of Thalidomide in combination with other anti-myeloma therapies are: deep vein thrombosis, constipation, peripheral oedema, tremor, dizziness, fatigue, asthenia, somnolence, peripheral neuropathy, neutropenia, lymphopenia, leucopenia, anaemia, thrombocytopenia, paraesthesia and dysaesthesia. Serious or severe reactions associated with Thalidomide use are: deep vein thrombosis and pulmonary embolism, bradycardia, cerebrovascular accident, peritonitis, orthostatic hypotension, and severe skin reactions including Stevens Johnson Syndrome and toxic epidermal necrolysis. Thromboprophylaxis should be used when Thalidomide is prescribed in combination with other anti-myeloma therapies. Peripheral neuropathy is a potentially severe, adverse effect of treatment with Thalidomide that may result in irreversible damage. Thalidomide may also potentially aggravate existing neuropathy and should therefore not be used in patients with clinical signs or symptoms of peripheral neuropathy unless the clinical benefits outweigh the risks. Symptoms may occur some time after thalidomide treatment has been stopped and may resolve slowly or not at all. Thalidomide frequently causes drowsiness, somnolence and sedation. Patients should be instructed to avoid situations where drowsiness may be a problem.

About Multiple Myeloma
Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease is unknown.
Contact Details
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9144 or 720-564-9143
About Pharmion
Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
References
     1. Facon et al. Data on file.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements, including summary statements relating to the results of clinical trials and regulatory submissions for Thalidomide. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the final results to differ significantly from the results summarized by such statements. In particular, Pharmion cannot assure you that Thalidomide will receive a Marketing Authorization in the EU, or that, if approved, our Thalidomide sales will increase significantly as a result. Additional risks and uncertainties relating to Pharmion and its business can be found in the “Risk Factors” section of Pharmion’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in Pharmion’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Pharmion also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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